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                                                           Exhibits 5.1 and 23.2

                             SOMMER & SCHNEIDER LLP
                              600 OLD COUNTRY ROAD
                          GARDEN CITY, NEW YORK 11530

Herbert H. Sommer                                       Telephone (516) 228-8181
Joel C. Schneider                                       Facsimile (516) 228-8211

                                                              September 30, 1996

                          COMBINED OPINION AND CONSENT

Electronics Communications Corp.
10 Plog Road
Fairfield, NJ 07004

    Re: Electronics Communications Corp.

Gentlemen:

    We have acted as counsel to Electronics Communications Corp., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 as amended (the "Act") of the Company's Registration Statement on Form S-3, filed contemporaneously with the Commission relating to the registration under the Act of the proposed offering and sales by selling securityholders (the "Selling Securityholders") of up to 104,145 shares of the Company's Common Stock, .05 par value (the "Common Stock"), 800,000 Class A Redeemable Warrants (the "Selling Securityholder Warrants") and 800,000 shares of the Company's Common Stock, underlying the Selling Securityholder Warrants (the "Selling Securityholders Underlying Shares").

    In rendering this opinion, we have reviewed the Registration Statement on Form S-3, as well as a copy of the Certificate of Incorporation of the Company, as amended, and the By-Laws of the Company. We have also reviewed such statutes and judicial precedents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with, the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

    Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

        (1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware;

        (2) The shares of Common Stock are legally issued, fully paid and non-assessable;

        (3) The Selling Securityholder Warrants, when sold in connection with the offering described in the Registration Statement, will be binding obligations of the Company, in accordance with their terms; and

        (4) The shares of the Common Stock issuable upon the exercise of the Selling Securityholders Warrants, when issued and paid for in accordance with the terms of such warrants, will be legally issued, fully paid and non-assessable.
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    This opinion is limited to the General Corporation Law and the Constitution of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-3. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

                                          Very truly yours,

                                          /s/ Joel C. Schneider
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                                            Joel C. Schneider